Exhibit (c)(3)

C O N F I D E N T I A L

2 7 J U N E 2 0 1 2

S T A T U S U P D A T E R E P O R T

Project Promise

LAZARD

PROJECT PROMISE STATUS UPDATE REPORT

Process Update

- **Lazard and Houlihan Lokey (together, the "Financial Advisors") were engaged as the financial advisors to the Independent Committee of Promise on 4th June 2012**
- **Since then, the Financial Advisors have commenced due diligence on Promise**
  - Met with Chairman Xue on 7th June 2012
  - Met with management of Promise on 19th and 27th June 2012
- **The Financial Advisors were given the first draft of management projections on 19th June and are engaging with the management to understand and analyze the numbers**
- **We understand that Chairman Xue has entered into an exclusive cooperation agreement with his financing partner to buy out Promise's minority shareholders**
- **Chairman Xue has confirmed to the Financial Advisors that he is unwilling to sell part or all of his stake in Promise nor work with another party (other than his current financing partner) to buy out Promise's minority shareholders**
- **We also understand that Chairman Xue and his potential financing partner have commenced their due diligence on Promise from mid-June**
  - Chairman Xue and his financing partner have each entered into a NDA with Promise
  - The due diligence is expected to complete in the first week of July
  - Chairman Xue and his financing partner are expected to make a decision as to whether they would come forward with a final acquisition proposal after such due diligence
- **Two parties have so far contacted Lazard requesting information regarding the potential transaction. None of them has put forward any written or oral proposal.**

1 | LAZARD

CONFIDENTIA L

Disclaimer

This document has been prepared by Lazard based upon information provided to it and/or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts with respect to anticipated future performance. The information contained herein should be considered as preliminary and indicative and does not purport to contain all the information that the recipient may desire. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of any entity, or concerning solvency or fair value of any entity. To the fullest extent permitted by law, Lazard disclaims any responsibility for the information hereinan for any omissions from such information or for any reliance that the recipient or any third party may seek to place upon such information. No representation, warranty or guarantee, express or implied, is made as to the accuracy, completeness, currency or reliability of the information herein, or any associated written or oral statement. In particular, with respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to future financial performance. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. While any subsequent changes in the circumstances may affect the information herein, we assume no responsibility to update or supplement the information set forth herein. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard. These materials shall not be used for any purpose other than that for which they were provided.

These materials are summary in nature and do not include all of the information that the recipient should evaluate in considering a possible transaction. Nothing herein shall constitute a commitment or undertaking on the part of Lazard or any related party to provide any service. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice, and Lazard shall have no duties or obligations to you in respect of these materials or other advice provided to you, except to the extent specifically set forth in an engagement or other written agreement, if any, that is entered into by Lazard and you. Lazard only acts for those entities and persons whom it has identified as its client and no-one else and will not be responsible to anyone other than such clients for providing the protections afforded to clients of Lazard nor for providing advice.